EXHIBIT 99.1

OPEN TEXT ANNOUNCES

PRELIMINARY SECOND QUARTER RESULTS EXCEED GUIDANCE

Revenues Driven by 50% License Sales Growth

Waterloo, ON —January 08, 2004—Open Text™ Corporation (Nasdaq: OTEX; TSX: OTC), an enterprise content management (ECM) vendor and provider of Livelink®, the leading collaboration and knowledge management software for the global enterprise, today announced preliminary financial results for its second quarter ended December 31, 2003. These results do not include any contribution from the proposed business combination with IXOS Software AG.

The Company anticipates total revenue for the second quarter in the range of $60 million to $62 million, an increase of approximately 42% over revenue of $43 million reported for the same quarter one year ago. License revenues are expected to be in the range of $25 million to $27 million for the quarter, an increase of approximately 50% over last year. (1)

Based on preliminary financial data for the second quarter, the Company estimates adjusted net income to be in the range of $8 million to $9 million ($0.18 to $0.21 adjusted EPS). Also based on preliminary financial data, the Company estimates GAAP net income to be in the range of $6 million to $7 million ($0.14 to $0.17 EPS). (2, 3)

The Company’s preliminary estimates for the second quarter exceed the earnings and revenue guidance issued by the Company on October 23, 2003. At that time, the Company guided that total revenue for the quarter would be $53 million and that adjusted EPS would be $0.16 cents. (2, 3)

“We are delighted to report record revenues, based upon preliminary estimates for the quarter”, said Tom Jenkins, CEO of Open Text. “The strong demand for LiveLink continues and is accelerating our growth.”

Open Text will provide more details in its regularly scheduled quarterly conference call on Thursday, January 22, 2004 at 5:30 pm. Details of this call are available at our web site at www.opentext.com.

Open Text invites the public to listen to the Company’s teleconference call discussing its preliminary financial results for the second quarter of fiscal 2004 at 5:30 p.m. EST /2:30 p.m. PT on Thursday, January 8th, 2004.

Date: Time:	Thursday, January 8th, 2004 5:30 p.m. EST / 2:30 p.m. PT
Length:	Approximately 30 minutes
Phone:	416-640-1907

Please dial the above number 10 minutes before the teleconference is scheduled to begin. The operator will take your name and connect your line with the meeting.

For more information and playback instructions: please visit our web site at www.opentext.com/investor/investor_events.

All amounts in this Press Release are expressed in U.S. dollars.

About Open Text and Livelink

Open Text™ is the market leader in providing Enterprise Content Management (ECM) solutions that bring together people, processes and information in global organizations. Since launching the world’s first Internet search engine and the first Web-based enterprise collaboration and knowledge management software, Open Text has continued its leadership in providing global enterprises with innovative and effective solutions. Throughout its history, Open Text has matched its tradition of innovation with a track record of financial strength and growth. Today, the company supports fifteen million seats across 10,000 deployments in 31 countries and 12 languages worldwide. Open Text’s flagship product, Livelink® seamlessly combines collaboration with content management, helping organizations transform information into knowledge to provide the foundation for innovation, compliance and accelerated growth. For more information on Open Text and Livelink, go to: www.opentext.com and www.opentext.com/livelink.

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Forward-looking statements in this news release regarding the Company’s revenue and earnings expectations, preliminary estimates and future growth are made pursuant to the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release are not promises or guarantees and are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated. The Company cautions you not to place undue reliance upon any such forward-looking statements, which speak only as of the date made and constitute the Company’s current intentions, hopes, beliefs, expectations or predictions of the future, which are therefor inherently subject to risks and uncertainties. The Company’s actual results could differ materially from those anticipated in the Company’s forward-looking statements based on various factors, including without limitation: the cancellation or deferral of customer orders, risks involved in the completion and integration of acquisitions, the possibility of technical, logistical or planning issues in connection with deployments, the continuous commitment of the Company’s customers, demand for the Company’s products and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Form 10-K for the year ended June 30, 2003, and the Form 10-Q for the period ended September 30, 2003. Forward-looking statements are based on management’s beliefs and opinions at the time the statements are made, and the Company does not undertake any obligations to update forward-looking statements should circumstances or management’s beliefs or opinions change.

Copyright (C) 2004 by Open Text Corporation. LIVELINK, LIVELINK MEETINGZONE, and OPEN TEXT are trademarks or registered trademarks of Open Text Corporation in the United States of America, Canada, the European Union and/or other countries. This list of trademarks is not exhaustive. Other trademarks, registered trademarks, product names, company names, brands and service names mentioned herein are property of Open Text Corporation or other respective owners.

(1)	Calculated using the mid-point of the range.

(2)	Reported under U.S. Generally Accepted Accounting Principles (GAAP). EPS is calculated on a fully diluted basis.

(3)	The Company uses the financial measures “adjusted net income” and “adjusted EPS” to supplement its consolidated financial statements, which are presented in accordance with U.S. GAAP. The presentation of adjusted net income and adjusted EPS are not meant to be a substitute for net income or net income per share presented in accordance with U.S. GAAP, but rather should be evaluated in conjunction with such GAAP measures. Adjusted net income is calculated as net income excluding (a) the amortization of acquired intangible assets of approximately $1.8 million (b) other income, gain (loss) on investments (nil) (c) income tax on equity gain (nil). Adjusted EPS is calculated as adjusted income divided by the number of common shares of the Company outstanding on a fully diluted basis. The terms adjusted net income and adjusted EPS do not have a standardized meaning prescribed by GAAP, and therefore the Company’s definitions are unlikely to be comparable to similar measures presented by other companies. The Company’s management believes that the presentation of adjusted net income and adjusted EPS provide useful information to investors because they exclude non-operational charges and are a better indication of Open Text’s profitability from recurring operations. The items excluded from the computation of adjusted net income and adjusted EPS, which are otherwise included in the determination of net income and EPS prepared in accordance with GAAP, are items that Open Text does not consider to be meaningful in evaluating the Company’s past financial performance or the future prospects and may hinder a comparison of its period-to-period profitability.

For more information, please contact:

Anne Marie Rahm

Director, Investor Relations

Open Text Corporation

+1-617-204-3359

arahm@opentext.com

Greg Secord

Director, Investor Relations

Open Text Corporation

+1-519-888-7111 ext.2408

gsecord@opentext.com